                       SECURITIES AND EXCHANGE COMMISSION
                              WASHINGTON, DC 20549
               --------------------------------------------------

                                  SCHEDULE 13G
                                 (RULE 13d-102)

                 INFORMATION TO BE INCLUDED IN STATEMENTS FILED
                   PURSUANT TO RULE 13D-1(B), (C) AND (D) AND
                 AMENDMENTS THERETO FILED PURSUANT TO RULE 13D-2

                    Under the Securities Exchange Act of 1934
                             (Amendment No. ______)*

                                  CNBC Bancorp
--------------------------------------------------------------------------------
                                (Name of Issuer)

                         Common Stock, without par value
--------------------------------------------------------------------------------
                         (Title of Class of Securities)

                                    12612M106
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                                 (CUSIP Number)

                                    5/14/1999
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             (Date of Event Which Requires Filing of this Statement)

         Check the appropriate box to designate the rule pursuant to which this
Schedule is filed:

         [ ]   Rule 13d-1(b)

         [X]   Rule 13d-1(c)

         [ ]   Rule 13d-1(d)

         *The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

         The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act, but shall be subject to all other provisions of the Act (however, see the Notes).

--------------------------------------------------                           -------------------------------------
CUSIP NO.  12612M106                                         13G             PAGE   2     OF     7  PAGES
                                                                                   ---          ---
------------------------------------------------------------------------------------------------------------------
1          Names of Reporting Persons/I.R.S. Identification Nos. of Above Persons (Entities Only)


           Donald R. Kenney
------------------------------------------------------------------------------------------------------------------
2          Check the Appropriate Box if a Member of a Group                       (a) [ ]
           (See Instructions)                                                     (b) [ ]

------------------------------------------------------------------------------------------------------------------
3          SEC Use Only


------------------------------------------------------------------------------------------------------------------
4          Citizenship or Place of Organization

           United States
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           Number of            5       Sole Voting Power

            Shares                      98,590
                              ------------------------------------------------------------------------------------
         Beneficially           6       Shared Voting Power

           Owned by                     16,500*
                              ------------------------------------------------------------------------------------
             Each               7       Sole Dispositive Power

           Reporting                    98,590
                              ------------------------------------------------------------------------------------
          Person With           8       Shared Dispositive Power

                                        16,500*
------------------------------------------------------------------------------------------------------------------
9          Aggregate Amount Beneficially Owned by Each Reporting Person

           115,090*
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10         Check if the Aggregate Amount in Row (9) Excludes Certain Shares           [X]
           (See Instructions)

           *16,500 shares owned solely by Mr. Kenney's spouse.  Mr. Kenney disclaims beneficial ownership of these shares.
------------------------------------------------------------------------------------------------------------------
11         Percent of Class Represented by Amount in Row (9)

           5.6%
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12         Type of Reporting Person (See Instructions)

           IN
------------------------------------------------------------------------------------------------------------------

         Answer every item. If an item is inapplicable or the answer is in the negative, so state.

ITEM 1(a) NAME OF ISSUER:

         CNBC Bancorp
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ITEM 1(b) ADDRESS OF ISSUER'S PRINCIPAL EXECUTIVE OFFICES:

         100 E. Wilson Bridge Rd., Worthington, Ohio  43085
--------------------------------------------------------------------------------


ITEM 2(a) NAME OF PERSON FILING:

         1.       Donald R. Kenney

--------------------------------------------------------------------------------


ITEM 2(b) ADDRESS OF PRINCIPAL BUSINESS OFFICE OR, IF NONE, RESIDENCE:

         1.       6871 Lake Trail Drive
                  ---------------------
                  Westerville, OH 43081
                  ---------------------

--------------------------------------------------------------------------------


ITEM 2(c) CITIZENSHIP:

         1.       United States

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ITEM 2(d) TITLE OF CLASS OF SECURITIES:

         Common Stock, without par value
--------------------------------------------------------------------------------


ITEM 2(e) CUSIP NUMBER:

         12612M106
--------------------------------------------------------------------------------

ITEM 3 IF THIS STATEMENT IS FILED PURSUANT TO RULE 13D-1(b), OR 13d-2(b) OR (c), CHECK WHETHER THE PERSON FILING IS a:

         Not Applicable
--------------------------------------------------------------------------------


ITEM 4 OWNERSHIP. PROVIDE THE FOLLOWING INFORMATION REGARDING THE AGGREGATE NUMBER AND PERCENTAGE OF THE CLASS OF SECURITIES OF THE ISSUER IDENTIFIED IN
ITEM 1.

         (a)      Amount beneficially owned:  115,090*

         (b)      Percent of class:  5.6%

         (c)      Number of shares as to which the person has:

         (i)      Sole power to vote or to direct the vote:  98,590 shares.

         (ii)     Shared power to vote or to direct the vote:  16,500* shares.

         (iii)    Sole power to dispose or to direct the disposition of:  98,590 shares.

         (iv)     Shared power to dispose or to direct the disposition of:  16,500* shares.

*see note on page 3, item #10.
--------------------------------------------------------------------------------

ITEM 5.  OWNERSHIP OF FIVE PERCENT OR LESS OF A CLASS.

         Not applicable.
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ITEM 6.  OWNERSHIP OF MORE THAN FIVE PERCENT ON BEHALF OF ANOTHER PERSON.

         Not Applicable
--------------------------------------------------------------------------------


ITEM 7. IDENTIFICATION AND CLASSIFICATION OF THE SUBSIDIARY WHICH ACQUIRED THE SECURITY BEING REPORTED ON BY THE PARENT HOLDING COMPANY OR CONTROL PERSON.

         Not Applicable
--------------------------------------------------------------------------------


ITEM 8.  IDENTIFICATION AND CLASSIFICATION OF MEMBERS OF THE GROUP.

         Not applicable.
--------------------------------------------------------------------------------

ITEM 9.  NOTICE OF DISSOLUTION OF GROUP.

         Not applicable.
--------------------------------------------------------------------------------


ITEM 10.  CERTIFICATIONS.

         By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were not acquired and are not held for the purpose of or with the effect of changing or influencing the control of the issuer of the securities and were not acquired and are not held in connection with or as a participant in any transaction having that purpose or effect.
--------------------------------------------------------------------------------


                                    SIGNATURE

After reasonable inquiry and to the best of my knowledge and belief, I certified that the information set forth in this statement is true, complete and correct.

                                             Date:  10-25-01
                                                    ----------------------------


                                                 /s/ Donald R. Kenney
                                             -----------------------------------
                                              DONALD R. KENNEY







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